Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2008, relating to the consolidated financial statements and financial statement schedule of NightHawk Radiology Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard) and our report dated February 14, 2008, on the effectiveness of NightHawk Radiology Holdings, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

September 12, 2008